Exhibit 99.1

SOHU.COM ANNOUNCES MANAGEMENT CHANGES

BEIJING, CHINA, March 3, 2014 –Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, search, gaming, community and mobile service group, today announced that Ms. Belinda Wang, Co-President and Chief Operating Officer, has resigned from the Company for personal reasons, effective March 31, 2014. The Company expects that Ms. Wang will continue to serve as a consultant to the Company for a transition period from April 1 through the end of 2014.

“I would like to thank Belinda for her extraordinary contribution in building and growing the Sohu Group. She was instrumental in leading the Group to achieve its numerous historic milestones. She played key roles in developing our portfolio of successful new businesses and grooming a capable management team. While we deeply regret her departure, we wish her the very best in her future endeavors,” said Dr. Charles Zhang, Chairman and CEO of Sohu.com Inc.

“I cherish the invaluable and proud memories from my 15 year career with Sohu. My heartfelt thanks to Charles for offering me the opportunity to grow with the Sohu platform and I truly appreciate the long time support from all of my fellow Sohu team-mates. I sincerely wish that Sohu and the management team will continue to achieve their high goals in the future,” said Ms. Wang.

Ms. Wang has been with Sohu since 1999. She has been in charge of the online media, mobile, sales and marketing divisions.

Ms. Wang was a pioneer in developing the online advertising market in China. She has contributed not only a variety of valuable business concepts and models, but also innovative advertising concepts such as MATRIX, and Sohu+. Under her leadership, Sohu News Mobile App and other mobile products have become leading mobile media platforms in China.

Prior to Sohu, Ms. Wang worked for Motorola, Inc. Ms. Wang received a Post-Graduate Diploma from National University of Singapore, and a Bachelor of Arts degree from China Industrial and Commercial University.

Safe Harbor Statement

This announcement contains forward-looking statements. Statements that are not historical facts, including statements about Sohu’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement, including the possibility that the proposed consultancy arrangement with Ms. Wang will not be finalized.

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of web properties and community based/web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; interactive search engine www.sogou.com; developer and operator of online games www.changyou.com/en/ and leading online video website tv.sohu.com.

Sohu corporate services consist of online brand advertising on Sohu’s matrix of websites as well as bid listing and home page on its in-house developed search directory and engine. Sohu also provides multiple news and information service on mobile platforms, including Sohu News App and mobile news portal WAP.Sohu.com. Sohu’s online game subsidiary, Changyou.com (NASDAQ: CYOU) has a diverse portfolio of online games that includes Tian Long Ba Bu, one of the most popular massively multi-player online (“MMO”) games in China, and Wartune (also known as Shen Qu) and DDTank, which are two popular web games in China. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its eighteenth year of operation.

For investor and media inquiries, please contact:

In China:

Mr. Eric Yuan
Sohu.com Inc.

Tel:	+86 (10) 6272-6593
E-mail:	ir@contact.sohu.com

In the United States:

Mr. Jeff Bloker
Christensen

Tel:	+1 (480) 614-3003
E-mail:	jbloker@ChristensenIR.com

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